Exhibit 99
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[BGE and Pepco Letterhead]


                                  NEWS RELEASE
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Oct. 29, 1997                          Contact: Art Slusark (BGE)   410-234-7433
FOR IMMEDIATE RELEASE                           Susan Moyer (PEPCO) 202-872-2680


         BGE/PEPCO PLEASED WITH COURT DECISION REJECTING UNION LAWSUIT
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     A Baltimore County Circuit Court's decision  rejecting a lawsuit brought by the International Brotherhood of Electrical Workers was applauded by officials from the Baltimore Gas and Electric Co. and Potomac Electric Power Co., who said they will continue to seek a prompt resolution of their merger from the Maryland Public Service Commission.

     "We said all along the union's case was without merit and clearly a delaying tactic," said BGE Chairman and Chief Executive Officer Christian H. Poindexter and PEPCO Chief Executive Officer John M. Derrick. "This decision moves us one step closer to our goal of merging our two companies and creating Constellation Energy Corporation."

In his opinion and order, Judge James T. Smith wrote, "There was substantial evidence in the record to support the PSC's conclusions and determination that the merger as approved is in the public interest."

On April 16, the PSC approved the merger with financial conditions attached under which the merger could not proceed. On May 2, BGE/PEPCO requested a rehearing of the order to address those conditions. However, that process was put on hold because the IBEW asked for judicial review of the original order, appealing it to Baltimore County Circuit Court. This court decision affirmed the PSC's original order. This should now allow the PSC to address the rehearing request.

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